                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                               FLUOR CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                          [LOGO OF FLUOR CORPORATION]

Fluor Corporation
3353 Michelson Drive
Irvine, California 92698

February 3, 1997

Dear Stockholder:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders which will be held on Tuesday, March 11, 1997, beginning at 9:00 a.m. at the Fluor Daniel Houston Complex, One Fluor Daniel Drive, Sugar Land, Texas. A map showing the meeting location is included for your convenience on the back page of this booklet.

  Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy/Voting Instruction Card and postage paid return envelope.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Card in the enclosed envelope as promptly as possible.

                                              Sincerely,

                                          /s/  L. G. McCRAW
                                          ------------------------------------
                                               L. G. McCRAW
                                          Chairman and Chief Executive Officer

                           [LOGO FLUOR CORPORATION]

      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 11, 1997

  The annual meeting of stockholders of Fluor Corporation will be held at the Fluor Daniel Houston Complex, One Fluor Daniel Drive, Sugar Land, Texas, on Tuesday, March 11, 1997, at 9:00 a.m. Central Standard Time, for the following purposes:

    1. To elect four Class I directors to hold office for three years and until their respective successors are elected and qualified. The Board of Directors intends to nominate as directors the four persons identified in the attached Proxy Statement.

    2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 1997.

    3. To consider and act upon a proposal to approve the 1997 Fluor Restricted Stock Plan for Non-Employee Directors.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors knows of one stockholder proposal that may be presented at the meeting and that is described in the attached Proxy Statement.

  The Board of Directors has fixed January 14, 1997, as the record date for determining the stockholders entitled to receive notice of and to vote at the meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

  PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                      By Order of the Board of Directors

                                               /S/      L.N. FISHER
                                               -----------------------------
                                                        L.N. FISHER
                                               Senior Vice President-Law and
                                                         Secretary

February 3, 1997
Irvine, California

                         [LOGO OF FLUOR CORPORATION]

                                 ------------

                                PROXY STATEMENT
                               FEBRUARY 3, 1997

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation, 3353 Michelson Drive, Irvine, California 92698 (the "Company" or "Fluor"), of your proxy for use at the annual meeting of stockholders to be held March 11, 1997 or at any adjournment thereof (the "Annual Meeting"). This proxy statement and the accompanying proxy/voting instruction card are being mailed to all stockholders on or about February 6, 1997. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the Company. Your proxy is revocable by written notice to the Secretary of the Company at any time prior to exercise, and it shall be suspended if you are present at the meeting and elect to vote in person.

  On January 14, 1997, the record date fixed by the Board of Directors, the Company had outstanding 83,921,527 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Stockholders have one vote for each share on all business of the meeting, except that stockholders have cumulative voting rights with respect to the election at the meeting of four directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the stockholder, or to distribute his or her votes on the same principle among two or more nominees as the stockholder sees fit. The four nominees for director receiving the highest number of votes at the meeting will be elected. With respect to the other proposals, the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval.

  Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the four director nominees listed below, FOR the proposal to ratify the appointment of Ernst & Young LLP as auditors for the fiscal year ending October 31, 1997, FOR the proposal to approve the 1997 Fluor Restricted Stock Plan for Non-Employee Directors, and AGAINST the proposal relating to shareholder rights plans. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment, although the Company does not presently know of any other business.

                             ELECTION OF DIRECTORS

                                  PROPOSAL 1

  Under the Company's Certificate of Incorporation and Bylaws, which provide for a "classified" Board, four directors have been nominated for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 2000 and until their respective successors are elected and qualified. The Bylaws, which were amended by the Board on September 9, 1996, to add one director, and on January 28, 1997, to add one director, presently provide for thirteen directors, five serving as Class I directors, four serving as Class II directors, and four serving as Class III directors. Hugh K. Coble, presently a Class I Director, has indicated that he will not stand for reelection. His term will expire upon his resignation from the Board immediately prior to the Annual Meeting. At such time, the Board intends to amend the Bylaws to reduce the size of the Board from thirteen to twelve and to provide for four Class I directors. Accordingly, the Board will consist of twelve directors at and following the Annual Meeting, and only four Class I nominees have been nominated.

  Each of the four nominees listed below presently serves as a Class I director of the Company. If any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

  In the event anyone other than the four nominees listed below should be nominated for election as a director, the persons named in the proxy may vote cumulatively for less than all the nominees.

BIOGRAPHICAL

  The following biographical information is furnished with respect to each of the four nominees for election at the Annual Meeting as Class I directors and each of the other Class II and Class III directors whose terms will continue after the Annual Meeting.

Class I Director Nominees(/1/):

----------    DAVID P. GARDNER, age 63.

              Director since 1988; member of Governance and Organization and
   [ART]       Compensation Committees.

              President of the William and Flora Hewlett Foundation since
----------     1993; formerly President of the University of California from
               1983; and formerly President of the University of Utah from 1973.

              Dr. Gardner also is a director of the John Alden Financial
               Corporation, Miami, Florida; and the First Security Corporation, Salt Lake City, Utah.


----------    THOMAS L. GOSSAGE, age 62.

              Director since January 28, 1997.
   [ART]
              Retired Chairman and Chief Executive Officer of Hercules
               Incorporated, Wilmington, Delaware, since January 1, 1997;
----------     formerly in such positions from 1991.

              Mr. Gossage also is a director of The Dial Corporation, Phoenix,
               Arizona; and Alliant Techsystems, Inc., Hopkins, Minnesota.

---------     WILLIAM R. GRANT, age 72. (/2/)

              Director since 1982; Chairman of Organization and Compensation
  [ART]        Committee and member of Executive and Audit Committees.

              Chairman of the Board of Galen Associates, Inc., New York, New
---------      York, since 1989; formerly Chairman of the Board of New York
               Life International Investment Inc. from 1987.

              Mr. Grant also is a director of Allergan, Inc., Irvine,
               California; MiniMed, Inc., Sylmar, California; New York Life Insurance Company, New York, New York; Seagull Energy Corporation, Houston, Texas; SmithKline Beecham PLC, London, England; and Witco Corporation, New York, New York.



---------     VILMA S. MARTINEZ, age 53.

              Director since 1993; member of Audit and Governance Committees. [ART]
              Partner in Munger, Tolles & Olson, Los Angeles, California since
               1982.
---------

              Ms. Martinez also is a director of Anheuser-Busch Companies,
               Inc., St. Louis, Missouri.


Class II Directors -- Term Expires 1998(/1/):

CARROLL A. CAMPBELL, JR., age 56.

Director since 1995; member of the Audit and Governance Committees.

President and Chief Executive Officer of the American Council of Life
 Insurance, Washington, D.C.; formerly two-term Governor of South Carolina from 1986; formerly four-term member of the U.S. House of Representatives from 1978.

Mr. Campbell also is a director of AVX Corporation, Myrtle Beach, South
 Carolina; and Norfolk Southern Corporation, Norfolk, Virginia.


ROBERT V. LINDSAY, age 71.

Director since 1982; Chairman of Audit Committee and member of Executive and Organization and Compensation Committees.

Retired President of J. P. Morgan & Co. Incorporated, a bank holding company, and its wholly owned subsidiary, Morgan Guaranty Trust Company of New York, New York.

Mr. Lindsay also is a director of The Chubb Corporation, New York, New York;
 First Hudson Valley Bank, La Grange, New York; Russell Reynolds Associates, Inc., New York, New York; United Meridian Corp., Dallas, Texas; and is senior advisor to Unibank Denmark A/S, Copenhagen, Denmark.


LESLIE G. McCRAW, age 62.

Director since 1984; Chairman of Executive Committee and member of Governance
 Committee. Chairman of the Board since 1991; Chief Executive Officer since 1990; formerly Vice Chairman of the Board from 1990; formerly President from 1988; joined the Company in 1975.

Mr. McCraw also is a director of Allergan, Inc., Irvine, California; and New
 York Life Insurance Company, New York, New York.

MARTHA R. SEGER, age 64.

Director since 1991; member of Audit and Governance Committees.

Distinguished Visiting Professor of Finance, Central Michigan University, Mt.
 Pleasant, Michigan and Visiting Professor, Hillsdale College, Hillsdale, Michigan; formerly Distinguished Visiting Professor of Finance, American Graduate School of International Management, Glendale, Arizona from 1993; formerly John M. Olin Distinguished Fellow, University of Arizona from 1991; formerly Member, Board of Governors of the Federal Reserve System from 1984.

Dr. Seger also is a director of Amoco, Chicago, Illinois; Providian Corp.,
 Louisville, Kentucky; Johnson Controls, Milwaukee, Wisconsin; Kroger Company, Cincinnati, Ohio; Tucson Electric Power Company, Tucson, Arizona; and Xerox Corporation, Stamford, Connecticut.

Class III Directors -- Term Expires 1999(/1/):

PETER J. FLUOR, age 49.

Director since 1984; member of Audit and Organization and Compensation
 Committees.

President and CEO of Texas Crude Energy, Inc., Houston, Texas since 1980;
 joined that company in 1972.

Mr. Fluor also is a director of Seagull Energy Corporation, Houston, Texas;
 and a member of the advisory board of Texas Commerce Bank National Association, Houston, Texas.

BOBBY R. INMAN, age 65.

Director since 1985; Chairman of Governance Committee and member of Executive and Organization and Compensation Committees.

Admiral, U.S. Navy (Retired).

Admiral Inman also is a director of Science Applications International
 Corporation, La Jolla, California; SBC Communications Inc. (formerly Southwestern Bell Corporation), San Antonio, Texas; Temple-Inland Inc., Diboll, Texas; and Xerox Corporation, Stamford, Connecticut.

BUCK MICKEL, age 71.(/2/)

Director since 1977; member of the Governance Committee.

Retired 1987 as Vice Chairman of the Board; formerly President from 1984.

Mr. Mickel also is a director of Delta Woodside Industries, Greenville, South
 Carolina; Duke Power Company, Charlotte, North Carolina; Emergent Group, Inc., Greenville, South Carolina; Insignia Financial Corporation, Greenville, South Carolina; Liberty Corporation, Greenville, South Carolina; and RSI Holdings, Inc., Greenville, South Carolina.

DON L. BLANKENSHIP, age 46.

Director since September 9, 1996.

Chairman of the Board and Chief Executive Officer of A. T. Massey Coal
 Company, Inc.(/3/) since January 1992; formerly President and Chief Operating Officer of that subsidiary from 1990; formerly President of Massey Coal Services, Inc.(/4/) from 1989; joined Rawl Sales & Processing Co.(/5/) in 1982.
--------

(/1/) Except as otherwise indicated, all positions are with the Company.

(/2/) Pursuant to the retirement provisions of the Company's Bylaws, Mr. Grant and Mr. Mickel are scheduled to retire as directors at the end of calendar year 1997.

(/3/) A. T. Massey Coal Company, Inc. ("A. T. Massey"), is an indirectly wholly-owned subsidiary of the Company which, along with A. T. Massey's subsidiaries, conducts A. T. Massey's coal-related businesses.

(/4/) Massey Coal Services, Inc. is a wholly-owned subsidiary of A. T. Massey.

(/5/) Rawl Sales & Processing Co. is a wholly-owned subsidiary of A. T. Massey.

STOCK OWNERSHIP

  The following information is furnished with respect to each director and nominee for director, each of the five most highly compensated executive officers of the Company (the "Named Executive Officers") and all current directors and executive officers of the Company as a group as to ownership of shares of Common Stock of the Company as of January 14, 1997.

                                              CONSISTING IN PART OF SHARES
                                                       UNDER/WITH
                                              ------------------------------------
                                                             VOTING AND
                                              EXERCISABLE INVESTMENT POWER
                         SHARES BENEFICIALLY     STOCK    ------------------------
                         OWNED(/1/)(/2/)(/3/)   OPTIONS     SOLE         SHARED
                         -------------------- ----------- ---------      ---------
 Class I Directors and
  Nominees(/4/):
  Hugh K. Coble(/5/)....         99,827          42,259      57,568           --
  David P. Gardner......          1,600             --        1,600           --
  Thomas L. Gossage.....            -- (/6/)        --          -- (/6/)      --
  William R. Grant......          1,484             --        1,004          480
  Vilma S. Martinez.....          1,106             --        1,106           --
 Class II Directors:
  Carroll A. Campbell,
   Jr...................          1,004             --        1,004           --
  Robert V. Lindsay.....          2,000             --        2,000           --
  Leslie G. McCraw(/5/).        357,112         218,450     138,662           --
  Martha R. Seger.......          1,106             --        1,106           --
 Class III Directors:
  Don L.
   Blankenship(/5/).....         49,254          20,734      28,520           --
  Peter J. Fluor........         20,047             --       20,047           --
  Bobby R. Inman........          2,000             --        2,000           --
  Buck Mickel...........          5,000             --        5,000           --
 Other Named Executive
  Officers:
  James O. Rollans......         75,493          48,305      27,188           --
  James C. Stein........         60,617          39,626      20,991           --
 All directors and
  executive officers as
  a group (29) including
  the above.............      1,108,333         583,186     518,929        6,558

------------------
(/1/) Each individual owns less than .4% and the group owns approximately 1.3% of the outstanding shares of Common Stock of the Company.

(/2/) In addition to the foregoing beneficial ownership amounts, the Directors listed below have elected the Common Stock valuation method for valuing all or a portion of their deferred directors' fees (see section entitled "Directors' Fees" at page 15 hereof) and, as of December 31, 1996, such amounts constitute the economic equivalent of the following numbers of shares of Common Stock:

                                                             ECONOMIC EQUIVALENT
                                                              NUMBER OF SHARES
                                                             -------------------
    Carroll A. Campbell, Jr.................................        1,750
    Peter J. Fluor..........................................       13,331
    David P. Gardner........................................        2,252
    William R. Grant........................................       19,209
    Robert V. Lindsay.......................................       13,785
    Vilma S. Martinez.......................................        3,452
    Martha R. Seger.........................................          243

(/3/) In addition, certain directors who are not employees or previous employees of the Company or any of its subsidiaries will be awarded shares of restricted stock under the 1997 Fluor Restricted Stock Plan for Non-Employee Directors, subject to stockholder approval of such plan (see Proposal 3 herein).
(/4/) Mr. Coble is not a nominee for Class I Director.
(/5/) This individual is also a Named Executive Officer.
(/6/) Thomas L. Gossage will receive 1,000 shares of Common Stock of the Company under the Stock Plan for Non-Employee Directors in connection with his appointment to the Board of Directors.

COMMITTEES OF THE BOARD

  The standing committees of the Board consist of an Executive Committee, an Audit Committee, an Organization and Compensation Committee and a Governance Committee.

 Executive Committee

  When the Board is not in session, the Executive Committee has all of the power and authority of the Board except with respect to amending the Restated Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; recommending to the stockholders a dissolution of the Company or a revocation of the dissolution; amending the Bylaws; the declaration of a dividend; or the issuance of stock. The members of the Executive Committee are Leslie G. McCraw (Chairman), William R. Grant, Bobby R. Inman and Robert V. Lindsay. The Executive Committee held one meeting and took action by unanimous written consent on two occasions, during fiscal year 1996.

 Audit Committee

  The principal duties of the Audit Committee are to nominate the firm of independent auditors for appointment by the Board; to meet with the independent auditors to review and approve the scope of their audit engagement and the fees related to such work; to meet with the Company's financial management, internal audit management and independent auditors to review matters relating to internal accounting controls, the internal audit program, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company and its subsidiaries; and to report to the Board periodically any conclusions or recommendations the Audit Committee may have with respect to such matters. The members of the Audit Committee are Robert V. Lindsay (Chairman), Carroll A. Campbell, Jr., Peter J. Fluor, William R. Grant, Vilma S. Martinez and Martha R. Seger, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held five meetings during fiscal year 1996, four regular meetings and a special meeting to review and approve the Company's 1995 Annual Report, Form 10-K and proxy materials. At the end of each of the regular meetings, the members met privately with the Company's independent auditors without any Company officers or, except at one meeting, other personnel present.

 Organization and Compensation Committee

  The principal duties of the Organization and Compensation Committee are to review corporate organizational structures; to review key employee compensation policies, plans and programs; to monitor performance and compensation of employee-directors and officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to function as the Committee which administers the long-term incentive programs referred to in the Executive Compensation section hereof. The members of the Organization and Compensation Committee are William R. Grant (Chairman), Peter J. Fluor, David P. Gardner, Bobby R. Inman and Robert V. Lindsay, none of whom is a current or former officer or employee of the Company or any subsidiary. The Organization and Compensation Committee held four meetings, and took action by unanimous written consent on three occasions, during fiscal year 1996.

 Governance Committee

  The function of the Governance Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company; to recommend directors of the Company for election as members of Committees of the Board; to recommend new Committees to the Board; and to consider other matters including the size and composition of the Board and Committees and other issues of corporate governance. The members of the Governance Committee are Bobby R. Inman (Chairman), Carroll A. Campbell, Jr., David P. Gardner, Vilma S. Martinez, Leslie G. McCraw, Buck Mickel and Martha
R. Seger. During fiscal year 1996, the Governance Committee held four meetings. The Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of the nominee.

NOTICE OF DIRECTOR NOMINATIONS

  The Company's Bylaws also require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 30 nor more than 60 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth (a) the stockholder's name and address, and the number of shares of Common Stock beneficially owned by such stockholder, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement and (c) a consent to serve as director signed by such nominee.

BOARD AND COMMITTEE ATTENDANCE

  During fiscal year 1996, the Board held four regular meetings, one of which was followed by an extensive strategic planning session. The Board took action by unanimous written consent on one occasion. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Board Committees on which he or she served.

OTHER MATTERS

  Vilma S. Martinez, a director of the Company, is a partner in the law firm of Munger, Tolles and Olson. Certain subsidiaries of the Company retained the law firm during fiscal year 1996 and have continued to retain the firm in fiscal 1997. The amount of fees paid to the firm in fiscal 1996 did not exceed five percent of the law firm's gross revenues for the firm's last full fiscal year.

  In fiscal 1994, the Company made an interest-free loan in the amount of $200,000 to Charles R. Cox, an executive officer of the Company, to be used to defray expenses associated with Mr. Cox's relocation to Fluor Daniel's Greenville, South Carolina office. As of October 31, 1996, $100,000 was outstanding on this loan. The remaining balance of the loan is due in two equal annual installments on February 1 of each year.

  In December 1994, the Company made an interest-free loan in the amount of $321,553 to Richard M. Teater, an executive officer of the Company, which was used to defray expenses associated with Mr. Teater's relocation from Greenville, South Carolina to Fluor Daniel's Irvine, California headquarters. This loan was paid in full in July 1996. In March 1996, the Company made an interest-free loan in the amount of $247,942 to Mr. Teater to be used to defray expenses associated with Mr. Teater's relocation from Irvine, California to Dallas, Texas. As of October 31, 1996, $247,942 was outstanding on this loan. The remaining balance of the loan is due in four equal annual installments on February 1 of each year.

  In fiscal 1996, the Company made an interest-free loan in the amount of $100,000 to Dennis G. Bernhart, an executive officer of the Company, which was used to defray expenses associated with Mr. Bernhart's relocation to Fluor Daniel's Houston office in Sugar Land, Texas. Mr. Bernhart repaid the loan in full in fiscal 1996.

SECTION 16(b) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

  The Legal Services Group of the Company has ongoing responsibility for filing reports required by Section 16(b) of the Securities Exchange Act of 1934 ("Section 16") on behalf of executive officers and directors. Based upon a review of forms received by the Company during and with respect to the Company's most recent fiscal year, the Company is not aware of any executive officer, director or beneficial owner of more than 10% of the Company's stock that failed to file on a timely basis any Forms 3, 4 or 5, except that on one occasion during the past year, the Company filed one Form 5 reporting certain exempt transactions one day late on behalf of each of Dennis W. Benner, Dennis
G. Bernhart, Don L. Blankenship, Alan L. Boeckmann, Charles J. Bradley, Jr., Carroll A. Campbell, Jr., Richard D. Carano, Hugh K. Coble, E. David Cole, Jr., J. Michal Conaway, Charles R. Cox, Richard A. Flinton, Peter J. Fluor, David P. Gardner, William R. Grant, Robert V. Lindsay, Vilma S. Martinez, Buck Mickel, Charles R. Oliver, Jr., Martha R. Seger, James C. Stein, Richard M. Teater, and P. Joseph Trimble. This filing was occasioned by changes in the definition of reportable securities under Section 16 which became effective August 15, 1996.

   ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  As reported last year, the Company made substantial changes in its management and organizational structure during fiscal 1994, as part of its ongoing reengineering effort. More authority and responsibility, with attendant accountability, were delegated to the operating levels of the organization. A Leadership Team, which consists of all of the Company's executive officers, is focused on overall Company performance and monitors the progress of the operating units in relation to their strategic and operating objectives. The Company's reengineering effort is continuing.

  The Company's compensation programs are designed to attract, motivate and retain key employees with incentives that are linked to various performance measures and to enhance shareholder value. The Company's executive compensation program consists of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance and individual performance; and (3) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at-risk" portion of the compensation program with the CEO's "at risk" compensation targeted at 76%. For fiscal year 1996, the percentage of total compensation earned by the Named Executive Officers which was of the "at risk" type was approximately 68%. The nature of the long-term programs as well as the extended vesting and exercise periods for stock options mean that executives may realize their incentive awards at a substantially later time than when the shareholders benefit from stock price appreciation. To further align management's interests with those of the shareholders, the Company, on the recommendation of this Committee, has adopted stock ownership targets for its officers. These target guidelines are intended to encourage stock ownership by the Company's management group. In the case of the CEO, the targeted stock ownership guideline is 700% of base salary. As of November 1, 1996, Mr. McCraw's stock ownership was valued at over 900% of base salary.

  The philosophy for establishing specific compensation levels for members of the Leadership Team and other key employees is to link total compensation to achievement of the Company's business goals and to measure total compensation against that of a broad group of general industry companies of similar size(/1/). For this purpose, this Committee uses the surveys of two of the major compensation consulting firms, Hewitt and Associates and Towers Perrin, as reference points. The general policy of the Committee is to position executive base salaries, including that of the CEO, at approximately the 50th percentile of the general industry group, with salary plus bonus at the 50th to 60th percentile when targeted performance is attained. Total compensation is positioned at the 75th percentile range based upon stock price appreciation and achievement of earnings exceeding target levels, with the potential for additional compensation up to the 90th percentile in total compensation for extraordinary performance as measured by the achievement of specific earnings growth and/or stock price objectives set by this Committee.

  Under the Company's Executive Incentive Compensation Plan, a minimum rate of return on average stockholders' equity must be achieved before bonuses can be paid and further limits are placed on the maximum amount of earnings that can be paid out as bonuses. Bonuses may not be paid unless net earnings, excluding extraordinary, unusual or infrequently occurring items, exceed a return on average stockholders' equity that is calculated on the basis of average yield for the year on one year United States Treasury Bills. Further, the total amount of bonuses paid together with accruals for the year under the Company's long-term incentive program, may not exceed either (a) 20% of pre-tax earnings (excluding extraordinary, unusual or infrequently occurring items and the award fund itself) or (b) 10% of average stockholders' equity. The plan covers approximately 800
--------
(/1/) This group covers a broad range of industries and is not limited to companies in the Dow Jones Heavy Construction Group that is used for the Performance Graph set forth on page 15 hereof.

(/2/) Mr. Blankenship participates in the A.T. Massey Bonus Plan which covers management employees of A.T. Massey and provides annual bonus awards based on individual and company performance. Mr. Blankenship's awards under the A.T. Massey Bonus Plan are reviewed and approved by this Committee.

management employees, including all Named Executive Officers other than Mr. Blankenship(/2/). The target amount payable out of the fund to each executive is based on the executive's target bonus, with the actual amount paid based upon a combination of various company performance criteria, and upon individual performance. The bonus award for the CEO is determined by this Committee and the bonus award of each other executive officer is reviewed and approved by this Committee.

  For fiscal 1996, bonus awards to the Named Executive Officers as a group placed salary plus bonus between the 70th and 75th percentile range based upon our appraisal of their and the Company's outstanding performance. The salary level and bonus award for Mr. McCraw was determined by reference to the target levels for the general industry group discussed above, and were above the target percentiles on the basis of achievement of superior operating results by both Fluor Daniel and Massey and on achievement of objectives in the following key results areas: strategic planning, overall financial results and leadership, safety, workforce diversity, quality of external relations, internal teamwork, ethics and management succession. This year, Mr. McCraw's bonus award was determined based solely on achievement of these goals. Overall, Mr. McCraw met or significantly exceeded the majority of the goals that were established at the beginning of fiscal 1996.

  All Leadership Team members participate in the Company's long-term incentive program. This program's primary purpose is to offer an incentive for the achievement of superior operating results, to align executive officer and stockholder interests, and to foster the retention of key management personnel. It is the Committee's intent that all amounts to be awarded under this program qualify as performance-based compensation under IRS definitions.

  Under the long-term incentive program, the Committee each year may make grants of the following: (a) cash incentive awards which are based upon meeting three-year earnings targets established by the Committee; (b) stock options which become exercisable over a four year period and which have value only if shareholder value is increased and (c) restricted stock which may be awarded only if return on equity targets are achieved. The weighting of awards between the earnings-based cash portion and the stock portion is primarily a function of responsibility, with the more senior executives having a greater portion of their awards dependent on stock performance. The 1996 awards to Mr. McCraw and other Leadership Team members were based on placing each of their total compensation levels in the mid-range of the general industry group if target performance was achieved. To achieve higher than mid-range compensation up to the 75th percentile range would require performance in excess of the established targets. Also for 1996, participating Leadership Team members received a payout of a previously granted cash incentive award which was based upon achieving 109% of the target amount for fiscal 1994 through 1996 earnings performance.

  As discussed last year, early in fiscal 1995, a new Directors' Achievement Award Program was recommended by this Committee and approved by the Board. The purpose of this program is to focus the Leadership Team members on maximizing overall Company financial performance and achieving substantial increases in shareholder value. The program provides for performance-contingent cash and stock-based awards for members of the Leadership Team which become payable only if the very aggressive earnings growth and stock price performance goals established by this Committee are achieved within a limited time frame. The Committee intends that all awards under this program will qualify as performance-based compensation under IRS definitions.

  Last year, shareholders approved performance goals relating to the Executive Incentive Compensation Plan. These goals help assure full deductibility for the Company of payments made under the plan pursuant to the IRS definition of performance compensation. This Committee will continue to monitor future developments in this area and to bring forth any further changes required to keep the Company's programs in conformity with these guidelines.

  Upon the recommendation of the CEO and this Committee, the Board has approved, and there is being presented for shareholder approval, the 1997 Fluor Restricted Stock Plan for Non-Employee Directors. The reasons for this recommendation are set forth under the heading "Proposal 3" on page 16 hereof.

  All amounts paid or accrued during fiscal year 1996 under the above described plans and programs are included in the tables which follow. No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

ORGANIZATION AND COMPENSATION COMMITTEE

           William R. Grant    David P. Gardner     Robert V. Lindsay
                        Peter J. Fluor    Bobby R. Inman

February 3, 1997

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows, for the fiscal years ended October 31, 1994, 1995 and 1996, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM COMPENSATION
                                                             -----------------------------
                                    ANNUAL COMPENSATION             AWARDS         PAYOUTS
                                ---------------------------- --------------------- -------
                                                   OTHER     RESTRICTED SECURITIES
                                                   ANNUAL      STOCK    UNDERLYING  LTIP    ALL OTHER
   NAME AND PRINCIPAL    FISCAL SALARY   BONUS  COMPENSATION  AWARD(S)   OPTIONS/  PAYOUTS COMPENSATION
        POSITION          YEAR  ($)(A)  ($)(A)     ($)(B)      ($)(C)    SARS(#)     ($)      ($)(D)
   ------------------    ------ ------- ------- ------------ ---------- ---------- ------- ------------

L. G. McCraw--Chairman    1996  830,040 975,000   219,133     877,719    115,880   464,160   321,009
 and Chief Executive      1995  754,800 840,000   161,281     159,794     77,800   348,400   280,340
 Officer                  1994  710,061 700,000   106,252     488,019     57,940   239,000   272,279

H. K. Coble--Vice         1996  420,000 340,000    99,266     583,220     49,620   198,722   191,407
 Chairman                 1995  400,020 320,000    74,023     379,427     44,690   162,006   161,728
                          1994  400,020 290,000    49,793     209,028     24,810   111,135   148,275

D. L. Blankenship--       1996  375,000 380,000    57,900     204,069     16,260   137,240    46,003
 Chairman and Chief       1995  325,020 320,000    44,381     382,588     42,100         0   140,158
 Executive Officer,       1994  308,340 270,000    34,269     337,993      8,770         0   163,948
 A. T. Massey Coal
 Company, Inc.

J. O. Rollans--Senior     1996  360,000 295,000    56,393     204,069     16,260   130,259   197,594
 Vice President/Chief     1995  335,040 280,000    40,642     468,089     49,590    74,558    90,212
 Administrative Officer   1994  322,707 250,000    25,856     136,904     16,260    51,146    88,594


J. C. Stein--Group        1996  325,020 235,000    32,638     110,081      8,700   154,334   264,237
 President                1995  305,040 220,000    23,952     382,588     42,100   145,109   159,243
                          1994  269,715 195,000    16,483      73,851      8,770    99,544    71,734

--------
(A) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(B) Amounts shown as Other Annual Compensation represent restricted unit payments for the benefit of each Named Executive Officer to compensate for federal and state withholding taxes arising from the lapse of restrictions on restricted stock held by such Named Executive Officer.
(C) The amount reported in the table represents the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal years 1994, 1995 and 1996, the Company awarded 27,640, 38,340 and 32,730 shares to all Named Executive Officers as a group. The restricted stock awarded in fiscal year 1994 vests at the rate of 10% per year. In fiscal year 1995, 6,590 shares of restricted stock awarded vest at 10% per year and 31,750 shares of restricted stock awarded under the Directors' Achievement Award Program vest only if the Company achieves a certain level of annual net earnings in the four year period ending October 31, 1998. In fiscal year 1996, 29,030 shares of restricted stock awarded vest at 10% per year and 3,700 shares of restricted stock awarded under the Directors' Achievement Award Program vest only if the Company achieves a certain level of annual net earnings in the four year period ending October 31, 1998. If the Company achieves the target, the restrictions on the stock lapse one-third upon the announcement of such earnings, and one-third on each of the next two yearly anniversaries thereof. (This amount is reduced by 50% if a certain lower net earnings target is achieved during the same period). As of the end of the 1996 fiscal year, the aggregate restricted stock holdings for each of the above Named Executive Officers consisted of the following: (i) Mr. McCraw: 65,631 shares with a value of $4,315,238; (ii) Mr. Coble:
    48,841 shares with a value of $3,211,296; (iii) Mr. Blankenship: 21,994 shares with a value of $1,446,106; (iv) Mr. Rollans: 24,978 shares with a value of $1,642,304; and (v) Mr. Stein: 16,697 shares with a value of $1,097,828. As of the end of fiscal year 1996, aggregate restricted stock holdings for the Company consisted of 827,414 shares with a value of $35,153,920 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. Quarterly dividends of $.19 per share are currently paid to all stockholders of record.
(D) The total amounts shown in this column for the last fiscal year consist of the following: (i) Mr. McCraw: $122,341--Company contributions and other allocations to defined contribution plans and related excess benefit plans; $168,078--Benefit attributable to Company-owned life insurance policy; $26,500--Relocation allowance; $4,090--Miscellaneous expenses;
    (ii) Mr. Coble: $52,362--Company contributions and other allocations to defined contribution plans and related excess benefit plans; $111,511-- Benefit attributable to Company-owned life insurance policy; $25,000-- Relocation allowance; $1,000--Service award; $1,534--Miscellaneous expenses; (iii) Mr. Blankenship: $38,484--Benefit attributable to company-owned life insurance policy; $7,519--Miscellaneous expenses; (iv) Mr.
    Rollans: $55,990--Company contributions and other allocations to defined contribution plans and related excess benefit plans; $37,758--Benefit attributable to Company-owned life insurance policy; $103,846--Cash settlement of accrued time off; and (v) Mr. Stein: $50,123--Company contributions and other allocations to defined contribution plans and related excess benefit plans; $24,342--Benefit attributable to Company-owned life insurance policy; $25,000--Relocation allowance; $75,880--Cash settlement of accrued time off; $87,955--Miscellaneous relocation expenses; $937--Miscellaneous expenses.

STOCK OPTIONS

  The following table contains information concerning the grant of stock options made during fiscal 1996 under the Company's long-term incentive program to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS(A)
                           -------------------------------------------
                           NUMBER OF   % OF TOTAL                        GRANT
                           SECURITIES   OPTIONS    EXERCISE              DATE
                           UNDERLYING  GRANTED TO   PRICE               PRESENT
                            OPTIONS   EMPLOYEES IN  ($/SH)  EXPIRATION   VALUE
           NAME             GRANTED   FISCAL YEAR    (B)       DATE     ($)(C)
           ----            ---------- ------------ -------- ---------- ---------
L. G. McCraw.............. 57,940(D)      5.3      56.1250  11/01/2005   892,855
                           57,940(E)      5.3      64.1250  09/09/2006 1,101,439
H. K. Coble............... 24,810(D)      2.3      56.1250  11/01/2005   382,322
                           24,810(E)      2.3      64.1250  09/09/2006   471,638
D. L. Blankenship......... 16,260(E)      1.5      64.1250  09/09/2006   309,103
J. O. Rollans............. 16,260(E)      1.5      64.1250  09/09/2006   309,103
J. C. Stein...............  8,770(E)      0.8      64.1250  09/09/2006   166,718

--------
(A) As a matter of policy, no SARs were granted to any of the Named Executive Officers.
(B) Options were granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(C) The Grant Date Present Value is computed using the Black-Scholes option pricing model based on the following general assumptions: (a) an Expected Option Term of six years which reflects a reduction of the actual 10-year life of the option based on historical data regarding the average length of time an executive holds an option before exercising; (b) a Risk-Free Interest Rate that represents the interest rate on a U.S. Treasury Strip with a maturity date corresponding to that of the Expected Option Term;
    (c) Stock Price Volatility is calculated using daily stock prices over a three-year period preceding the grant date; and (d) Dividend Yield is calculated using yields over a three-year period preceding the grant date. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken. The option value was discounted for risk of forfeiture during the vesting period. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.
(D) Options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment, and vest in four equal annual installments commencing 12 months after the date of grant. The specific option pricing model assumptions for this grant were as follows: $56.1250 Exercise Price; 5.78% Risk Free Interest Rate; 20.4% Stock Price Volatility; and 1.14% Dividend Yield.
(E) Options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment, and vest in four equal annual installments commencing 12 months after the date of grant. The specific option pricing model assumptions for this grant were as follows: $64.1250 Exercise Price; 6.67% Risk Free Interest Rate; 20.5% Stock Price Volatility; and 1.12% Dividend Yield.

OPTION/SAR EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options and SARs held as of the end of fiscal 1996:

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUE

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                   OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                         ACQUIRED ON  VALUE    AT FISCAL YEAR END (#)   AT FISCAL YEAR END ($)(A)
                          EXERCISE   REALIZED ------------------------- -------------------------
          NAME               (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
L. G. McCraw ...........        0          0    189,480      251,620     4,973,902    3,709,027
H. K. Coble.............   34,218    769,014     29,854      119,121       655,986    1,752,603
D. L. Blankenship.......        0          0     20,734       62,746       391,027      937,127
J. O. Rollans...........      265      7,685     44,240       78,045       968,058    1,225,327
J. C. Stein.............    4,074    214,216     46,579       57,239     1,377,612    1,002,664

--------
(A) Market value of underlying securities at fiscal year-end, minus the exercise price.

LONG-TERM AWARDS

  The following table provides information with respect to the Named Executive Officers concerning cash incentive awards made during fiscal 1996 under the Company's long-term incentive programs.

  Long-Term Incentive Awards. Each award under the Company's Long-Term Incentive Award Program represents the right to receive an amount in cash if, and only if, consolidated earnings before interest and taxes ("EBIT") of the Company's principal operating subsidiary, Fluor Daniel, Inc., for the three year period ending October 31, 1999, achieves certain levels which have been set by the Organization and Compensation Committee. Mr. Blankenship's award is payable if certain thresholds are met based on consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") of A. T. Massey rather than Fluor Daniel EBIT. If EBIT falls below the threshold amount, no award is payable. If EBIT falls between the threshold amount and the target amount or between the target amount and the maximum amount then the amount of the award is prorated accordingly. If EBIT is above the maximum amount, no additional award is payable. Payments made under the Long-Term Incentive Program are reported in the Summary Compensation Table in the year of payout, if any.

  Directors' Achievement Awards. Cash awards under the Directors' Achievement Award Program represent the right to receive an amount of cash if, and only if, consolidated net earnings of the Company for any of the four fiscal years beginning with the year in which the grant is made achieve either of two target amounts which have been set by the Organization and Compensation Committee. If consolidated net earnings for each year during the period falls below the lower of the target amounts, no award is payable. If consolidated net earnings for any year during the period are above the higher of the target amounts, the maximum award is payable. If the higher net earnings amount is not achieved during the period but the lower amount is achieved, then one half of the maximum award is payable. Payments made under the Directors' Achievement Award Program are reported in the Summary Compensation Table in the year of payout, if any. There were no cash incentive awards to the Named Executive Officers under the Directors' Achievement Award Program during fiscal 1996.

            LONG-TERM INCENTIVE PROGRAM-AWARDS IN LAST FISCAL YEAR

                                                    ESTIMATED FUTURE PAYOUTS
                                                           UNDER NON-
                                  PERFORMANCE OR   STOCK PRICE BASED PLANS($)
                                   OTHER PERIOD   ------------------------------
                                 UNTIL MATURATION             MIDDLE
              NAME                OR PAYOUT (A)   THRESHOLD   TARGET   MAXIMUM
              ----               ---------------- ---------- --------- ---------
L. G. McCraw....................     3 years         60,000    240,000   480,000
H. K. Coble.....................     3 years         25,700    102,800   205,500
D. L. Blankenship...............     3 years         22,100     88,200   176,400
J. O. Rollans...................     3 years         16,900     67,400   134,700
J. C. Stein.....................     3 years         22,100     88,200   176,400

--------
(A) These awards were made pursuant to the Long Term Incentive Award Program.

PENSION PLANS

  The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the A.T. Massey Coal Company, Inc. Defined Benefit Pension Plan (the "A.T. Massey Pension Plan"), as well as a non-qualified supplemental pension that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with A.T. Massey and its subsidiaries. Mr. Blankenship is the only Named Executive Officer participating in the A.T. Massey Pension Plan.

  A participant's remuneration covered by the A.T. Massey Pension Plan is their average base salary and bonus (as reported in the Summary Compensation Table) for the five of the last ten calendar plan years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of their employment with A.T. Massey and its subsidiaries. As of the end of the last calendar year, Mr. Blankenship's covered compensation under the A.T. Massey Pension Plan was $150,000 and he has been credited with fourteen years of service. Benefits shown are computed as a straight line annuity beginning at age 65 with no deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

                               YEARS OF SERVICE

REMUNERATION     10         15         20         25         30      35 OR MORE
------------   -------   --------   --------   --------   --------   ----------
    $125,000   $18,750   $ 28,125   $ 37,500   $ 46,875   $ 56,250    $ 65,625
    $150,000   $22,500   $ 33,750   $ 45,000   $ 56,250   $ 67,500    $ 78,750
    $175,000   $26,250   $ 39,375   $ 52,500   $ 65,625   $ 78,750    $ 91,875
    $200,000   $30,000   $ 45,000   $ 60,000   $ 75,000   $ 90,000    $105,000
    $225,000   $33,750   $ 50,625   $ 67,500   $ 84,375   $101,250    $118,125
    $250,000   $37,500   $ 56,250   $ 75,000   $ 93,750   $112,500    $131,250
    $300,000   $45,000   $ 67,500   $ 90,000   $112,500   $135,000    $157,500
    $400,000   $60,000   $ 90,000   $120,000   $150,000   $180,000    $210,000
    $450,000   $67,500   $101,250   $135,000   $168,750   $202,500    $236,250
    $500,000   $75,000   $112,500   $150,000   $187,500   $225,000    $262,500

PERFORMANCE GRAPH

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG FLUOR CORPORATION,
                   S&P 500 AND DJ HEAVY CONSTRUCTION GROUP

                                 1991      1992      1993      1994      1995      1996
----------------------------------------------------------------------------------------
  Fluor Corporation(/1/)(/2/)    100.0     98.76     91.22    112.03    129.44    151.63
----------------------------------------------------------------------------------------
  S&P 500                        100.0    109.95    126.39    131.27    165.98    205.97
----------------------------------------------------------------------------------------
  DJ Heavy Construction Group    100.0    103.56    101.58    121.17    119.99    139.18

(/1/) The above graph compares the performance of Fluor Corporation with that of the S&P 500 Composite Index and the Dow Jones Heavy Construction Industry Group Index, which is a published industry index.

(/2/) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 31, 1991 in each of Fluor Corporation, the S&P 500 Composite Group and the Dow Jones Heavy Construction Industry Group, with investment weighted on the basis of market capitalization.

CHANGE OF CONTROL PROVISIONS IN CERTAIN PLANS

  Under the Company's "Stock Plans," which provide for stock options, restricted stock and SARs, restrictions on exercisability and transferability which are premised on continued service with the Company or its subsidiaries lapse if the holder's employment is terminated for any reason within two years following a change of control of the Company. A change of control of the Company shall be deemed to have occurred if (1) a third person, including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company or (2) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

DIRECTORS' FEES

  Eleven of the thirteen present directors are not salaried employees of the Company or its subsidiaries. For their services, those directors are paid a retainer at the annual rate of $30,000 or, in the case of Chairmen of Board Committees, $34,000, plus a fee of $2,000 per day for each day upon which one or more Board or Board

Committee meetings are attended. Each such director also receives a $2,000 annual California tax allowance. Salaried employees receive no additional compensation for their services as directors. Directors are permitted to defer receipt of directors' fees until their retirement or other termination of status as a director. Deferred amounts (at the election of the director) either accrue interest at rates fixed from time to time by the Executive Committee or are valued as if having been invested in Common Stock of the Company. In calendar 1996, Carroll A. Campbell, Jr., Peter J. Fluor, David P. Gardner, William R. Grant, Robert V. Lindsay and Vilma S. Martinez chose to defer all of their directors' fees and each elected the Common Stock valuation method. Martha R. Seger chose to defer 50% of her retainer fees and elected the Common Stock valuation method commencing in March 1996.

  Under the Company's Retirement Plan for Outside Directors, those directors who have not previously served in the management of the Company or a subsidiary and who have served as a director for at least six years would be entitled to annual retirement payments in an amount equal to their retainer at retirement. Payments would continue for the life of the director but would not exceed the number of years of the director's prior board service. If Proposal 3, described below, is approved by the stockholders of the Company, the Retirement Plan for Outside Directors would be terminated.

  Directors who are not, and have never been, employees of the Company or its subsidiaries are eligible to receive 1,000 shares of Restricted Common Stock and related restricted cash units when they become Directors, under the Stock Plan for Non-Employee Directors (the "Director Stock Plan"). The Director Stock Plan was approved by the stockholders of the Company at the 1995 Annual Meeting on March 14, 1995. Under the Director Stock Plan, 1,000 shares of restricted stock were granted on the date of such approval to each of Carroll
A. Campbell, Jr., Peter J. Fluor, David P. Gardner, William R. Grant, Bobby R. Inman, Robert V. Lindsay, Vilma S. Martinez and Martha R. Seger. Also under such plan, 1,000 shares of restricted stock will be granted to Thomas L. Gossage. Each of such directors received or will receive, as the case may be, 1,000 restricted units payable in cash to assist in satisfying income tax liabilities. Restrictions on the sale or transfer of such restricted shares lapsed 20% on the date of grant and will lapse in four equal increments on each of the four succeeding anniversaries of the award date. For non-employee directors appointed in the future, the award will be made on a date determined by the Committee following such appointment, and restrictions will lapse on 20% of the shares on March 14 next following the date of the initial award. Restrictions will lapse on the balance of the shares in four equal increments on each succeeding March 14. The value of 1,000 shares of stock on March 14, 1996, was $70,063. This does not take into account the diminution in value attributable to the restrictions on such stock under the Director Stock Plan. The Director Stock Plan would not be affected if the stockholders of the Company approve Proposal 3, described below.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                                  PROPOSAL 2

  The Board has appointed the firm of Ernst & Young LLP, which firm was engaged as independent auditors for the fiscal year ended October 31, 1996, to audit the financial statements of the Company for the fiscal year ending October 31, 1997. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

    APPROVAL OF 1997 FLUOR RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                                  PROPOSAL 3

  The Board has adopted, subject to approval of the stockholders of the Company, a stock plan entitled the 1997 Fluor Restricted Stock Plan for Non-Employee Directors (the "Plan"). The full text of the Plan is set forth in Exhibit A hereto. The Plan will become effective upon its approval by the stockholders. The Plan, which provides for awards of restricted stock to non-employee directors of the Company, is intended to replace the

Fluor Corporation Retirement Plan for Outside Directors (the "Existing Plan"), which provides for cash payments to non-employee directors following their retirement. The Board is of the view that the interests of the stockholders are better served if the non-employee directors receive Company stock over time, concurrent with service on the Board, instead of cash payments from the Company following retirement. Replacing the Existing Plan with the proposed Plan will make a substantial portion of the non-employee directors' compensation dependent on the performance of the Company's stock.

  The Plan contemplates two types of restricted stock grants. First, the Plan provides for a one-time grant of shares of the Company's common stock to non-employee directors of the Company serving on the Board of Directors as of the effective date of the Plan, which grant shall be made on the effective date of the Plan in consideration of cancellation of retirement benefits accrued under the Existing Plan. Second, the Plan provides for annual grants of 500 shares of restricted stock to each non-employee director, which grants will be awarded, as to any such director in respect of any calendar year, on the date of the first board meeting that occurs concurrently with or after such director's appointment to the Board of Directors.

ELIGIBILITY

  Directors of the Company who are not and have never been employees of the Company or its subsidiaries are eligible to participate in the Plan.

AWARD OF RESTRICTED SHARES

  The Plan provides for two types of restricted stock grants. First, the Plan provides for a one-time grant of shares of the Company's common stock to non-employee directors of the Company serving on the Board of Directors as of the effective date of the Plan. Such grant shall be made in consideration of cancellation of retirement benefits accrued under the Existing Plan, which will be terminated concurrently with the effectiveness of the Plan. The Existing Plan provides for quarterly payments to non-employee directors of the Company following their retirement from the Board. To be eligible to receive such payments under the Existing Plan, the non-employee director must serve on the Board for at least six years and through the age of mandatory retirement, unless the Executive Committee of the Board grants early retirement. The payments under the Existing Plan would be made in cash each quarter following retirement for a period having the same duration as the non-employee director's period of service on the Board. The amount of the payments payable to each retired non-employee director in each year following his or her retirement would equal the annual retainer that was paid to such non-employee director at time of retirement.

  The aggregate present value of the Company's accrued retirement benefit liability under the Existing Plan is $850,623, which amount is determined by discounting the payments that would be payable to the Company's non-employee directors after their retirement, taking into account their period of Board service prior to 1997 and their life expectancies after retirement, using a discount rate equal to the interest rate on 30-year treasury obligations of the United States government.

  Concurrently with the adoption of the Plan and termination of the Existing Plan, the Company's non-employee directors will receive a one-time grant of restricted stock in an aggregate number of shares determined by dividing $850,623 by the closing price of Fluor Common Stock on the New York Stock Exchange as of the effective date of the Plan. The Company shall have no ongoing obligation to non-employee directors who are not already receiving payments under the Existing Plan following its termination.

  The second type of grant contemplated under the Plan are annual grants of 500 shares of restricted stock to each non-employee director, which grants will be awarded, as to any such director in respect of any calendar year, on the date of the first board meeting that occurs concurrently with or after such director's appointment to the Board of Directors. In the case of non-employee directors serving on the Board as of the date of the annual shareholders' meeting, such 500-share grants shall be made on such date, subject to stockholder approval of the Plan. Such grants, which will be made in lieu of post-retirement cash payments under the Existing Plan, will align the interests of the non-employee directors and stockholders in that the value of the grants will be directly dependent on the performance of the Company's stock.

  All shares awarded under the Plan shall be subject to restrictions prohibiting transfer and entailing a substantial risk that such shares will be forfeited to the Company until such time as the restrictions lapse.

LAPSE OF RESTRICTIONS

  The restrictions on the shares awarded to a non-employee director under the Plan, and held by such director for at least six months, will lapse once he or she has completed six years of service on the Board of Directors and any of the following occurs:

  (a) the director attains the age of mandatory retirement, as specified in the Company's bylaws, which age is currently 72 years, or the Board of Directors approves such director's early retirement;

  (b) the director dies or becomes permanently and totally disabled; or

  (c) any change of control (as defined above in the section entitled "Change of Control Provisions in Certain Plans") occurs.

The restrictions will not lapse in relation to any shares awarded under the Plan unless and until such shares have been held by the non-employee director for at least six months. The duration of the restrictions is intended to align the long-term interests of the non-employee directors and the Company's stockholders with respect to the performance of the Company's stock over time.

TERM OF PLAN

  Awards of restricted stock under the Plan must be made within ten years from the effective date of the Plan.

TAX CONSEQUENCES

  A director who receives stock subject to restrictions which create a substantial risk of forfeiture (within the meaning of Section 83 of the Internal Revenue Code) will be deemed to have received income for Federal income tax purposes, absent a contrary election, when the shares are no longer subject to a substantial risk of forfeiture, when they become transferable (and the rights of the transferee would not be subject to a substantial risk of forfeiture) or when they are disposed of, whichever occurs first. The amount of such income will be equal to the fair market value of the shares as of the date on which the director is deemed to have income. A director may elect, however, to include in income in the year of the grant the fair market value of the shares (determined without regard to any restrictions thereon) on the date of the grant. The Company will be entitled to a deduction in the amount of the income that is deemed to be received by the director.

ADMINISTRATION, AMENDMENT AND TERMINATION

  The Plan will be administered by and may be amended from time to time or terminated at any time by the members of the Board of Directors who are not eligible to participate in the Plan subject to the approval of the stockholders of the Company to the extent such approval is required by law or the applicable rules of any securities exchange listing the Company's stock.

MANAGEMENT RECOMMENDATION

  By affording non-employee directors of the Company an opportunity to acquire or increase their proprietary interest in the Company and by thus encouraging such directors to become owners of the Company's Common Stock, the Company seeks to motivate, retain and attract those highly competent individuals as directors whose judgment, initiative, leadership and continued efforts the Company requires. For this reason, the management of the Company recommends that the Company's stockholders vote "FOR" approval of the Plan.

  The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan set forth in Exhibit A.

  The following table summarizes certain information with respect to restricted stock awards under the Plan:

                               NEW PLAN BENEFITS

               1997 FLUOR CORPORATION RESTRICTED STOCK PLAN FOR
                            NON-EMPLOYEE DIRECTORS

                                                            DOLLAR
                                                           VALUE AT   NUMBER OF
                                                           10/31/96    SHARES
                                                           ---------  ---------
Non-employee directors scheduled to receive one-time
 grants in 1997........................................... $ 850,623   12,986*
Non-employee directors scheduled to receive annual grants
 in 1997.................................................. $ 262,000*   4,000

--------
* Assumes the market price for Fluor Common Stock is $65.50 per share, the October 31, 1996, closing price for shares of Fluor Common Stock on the New York Stock Exchange.

          STOCKHOLDER PROPOSAL: RELATING TO SHAREHOLDER RIGHTS PLANS

                                  PROPOSAL 4

  Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, has given the Company notice that he intends to present the following proposal for action at the Annual Meeting. Information concerning the number of shares of stock of the Company owned by Mr. Naylor will be furnished by the Company to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

TEXT OF THE STOCKHOLDER'S PROPOSAL

  RESOLVED: That shareholders urge that if the Board of Directors adopts a shareholder rights plan, the board will hold a binding shareholder referendum on the continued existence of the plan at the first annual meeting following adoption.

SUPPORTING STATEMENT

  The statement of the stockholder in support of the resolution is as follows:

  Some companies defend shareholder rights plans as "protecting" shareholders. But these devices, often called "poison pills," may serve to insulate management from direct shareholder accountability. To be sure, instituting a "shareholder rights plan" without seeking a shareholder referendum constitutes evidence of such insulation. This resolution merely asks that when Fluor seeks to "protect" its shareholders through a "rights plan" that it asks shareholder opinion first.

STATEMENT BY THE COMPANY IN OPPOSITION TO THE PROPOSAL

  The Company terminated its "shareholder rights" plan in 1993. Such plan had been adopted by the Company in 1987, but is no longer in effect. Accordingly, there presently is no shareholder rights plan which the Board may redeem.

  The Company has no present intention to adopt a shareholder rights plan; however, the Company believes strongly that no corporate purpose is served by adopting a policy requiring, under all circumstances, approval of a shareholder rights plan by the affirmative vote of a majority of the outstanding shares at a shareholder meeting. Such a policy would unduly restrict the flexibility of the Company in responding to circumstances, which none of us may be capable of envisioning at the present time, that might be presented to the Company in the future. The Company believes that such flexibility is of extreme importance to its Board of Directors in exercising its fiduciary responsibility to all stockholders when faced, for example, with potentially abusive takeover practices. For example, it is possible that a transaction could be proposed that would be attractive to a majority of the shareholders, but unfair to the minority. In that circumstance, the Board might want the flexibility to negotiate a transaction that protected the minority. The Company feels adopting the policy proposed would be a poor business decision.

  Your Board is committed to reviewing situations as they arise and making decisions that it believes are in the best interests of the shareholders at that time. The Board feels there is no benefit to the Company and the shareholders to adopting an unconditional, discretionless policy such as the one suggested by the proponent.

  For these reasons, the Board urges you to vote "AGAINST" Mr. Naylor's proposal.

                                OTHER BUSINESS

  The Company does not intend to present any other business for action at the meeting and does not know of any other business intended to be presented by others.

  The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a stockholder, the Company must have received written notice thereof not less than 30 nor more than 60 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the stockholder's name and address, and the number of shares of Common Stock beneficially owned by the stockholder, and
(c) any material interest of the stockholder in such business.

                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

  Any proposal of a stockholder intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than October 6, 1997.

                                               /S/     L. N. FISHER
                                               -----------------------------
                                                       L. N. FISHER
                                               Senior Vice President-Law and
                                                         Secretary

February 3, 1997
Irvine, California

                                   EXHIBIT A

          1997 FLUOR RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.1 DEFINITIONS

  As used herein, the following terms shall have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

    (a) "Accrued Retirement Benefit" shall mean, in relation to any Eligible Director that is a member of the Board on the Plan Effective Date, the amount set forth opposite such Eligible Director's name on Schedule A annexed hereto, which amount corresponds to the present value of the annual retirement benefits that would be payable to such Eligible Director under the Fluor Corporation Retirement Plan for Outside Directors following his or her mandatory retirement based on years of service prior to the Plan Effective Date and life expectancy after retirement, assuming a discount rate approximating the interest rate on 30-year treasury obligations of the United States government.

    (b) "Age for Board Retirement" shall mean the age for mandatory retirement of members of the Board as specified in the Bylaws of the Company, as applied to Eligible Directors on the date of such Eligible Directors' retirement from the Board.

    (c) "Award" shall mean an award of Restricted Stock pursuant to the provisions of Article V hereof.

    (d) "Awardee" shall mean an Eligible Director to whom Restricted Stock has been awarded hereunder.

    (e) "Board" shall mean the Board of Directors of the Company.

    (f) "Change of Control" of the Company shall be deemed to have occurred if, (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

    (g) "Committee" shall mean members of the Board who are not eligible to participate in the Plan.

    (h) "Company" shall mean Fluor Corporation.

    (i) "Eligible Director" shall mean a director of the Company who is not and never has been an employee of the Company or any of its Subsidiaries.

    (j) "Fluor Stock Price" shall mean, as of any date, the closing sale price for shares of Stock quoted for such date on the New York Stock Exchange.

    (k) "Plan" shall mean the 1997 Fluor Restricted Stock Plan for Non-Employee Directors, the current terms of which are set forth herein.

    (l) "Plan Effective Date" shall mean the date upon which the Plan becomes effective in accordance with the provisions of Section 2.3.

    (m) "Restricted Stock" shall mean Stock that may be awarded to an Eligible Director by the Committee pursuant to Article V hereof, which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met.

    (n) "Restricted Stock Agreement" shall mean the agreement between the Company and the Awardee with respect to Restricted Stock awarded hereunder.

    (o) "Stock" shall mean the Common Stock of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other corporation, such other stock or securities.

    (p) "Subsidiary" shall mean any corporation, the majority of the outstanding capital stock of which is owned, directly or indirectly, by the Company or any partnership or joint venture in which either the Company or such a corporation is at least a twenty percent (20%) equity participant.

                                  ARTICLE II

                                    GENERAL

SECTION 2.1 NAME

  This Plan shall be known as the "1997 Fluor Restricted Stock Plan for Non-Employee Directors".

SECTION 2.2 PURPOSE

  The purpose of the Plan is to advance the interests of the Company and its stockholders by affording to Eligible Directors of the Company an opportunity to acquire or increase their proprietary interest in the Company by the grant to such directors of Awards under the terms set forth herein. By encouraging non-employee directors to become owners of Company shares, the Company seeks to increase their incentive for enhancing stockholder value and to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

SECTION 2.3 EFFECTIVE DATE

  The Plan shall become effective upon its approval by the holders of a majority of the shares of Stock of the Company represented at an annual or special meeting of the stockholders of the Company.

SECTION 2.4 LIMITATIONS

  Subject to adjustment pursuant to the provisions of Section 8.1 hereof, the aggregate number of shares of Stock which may be issued as Awards shall not exceed 60,000. Any such shares may be either authorized and unissued shares or shares issued and thereafter acquired by the Company.

SECTION 2.5 AWARDS GRANTED UNDER PLAN

  Shares of Stock received pursuant to a Restricted Stock Agreement executed hereunder with respect to which the restrictions provided for in Section 5.3 hereof have lapsed shall not again be available for Award grant hereunder. If Restricted Stock is acquired by the Company pursuant to the provisions of paragraph (c) of Section 5.3 hereof, new Awards may be granted hereunder covering the number of shares to which such Restricted Stock acquisition relates.

                                  ARTICLE III

                                 PARTICIPANTS

SECTION 3.1 ELIGIBILITY

  Any Eligible Director shall be eligible to participate in the Plan.

                                  ARTICLE IV

                                ADMINISTRATION

SECTION 4.1 DUTIES AND POWERS OF COMMITTEE

  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Restricted Stock Agreement, and to make all other determinations necessary or advisable in the administration of the Plan.

SECTION 4.2 MAJORITY RULE

  A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Committee shall constitute the action of the Committee.

SECTION 4.3 COMPANY ASSISTANCE

  The Company shall supply full and timely information to the Committee on all matters relating to Eligible Directors, their death, retirement, disability or removal or resignation from the Board and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

                                   ARTICLE V

                                    AWARDS

SECTION 5.1 AWARD GRANT AND RESTRICTED STOCK AGREEMENT

  The Committee shall, on the Plan Effective Date, grant a one-time Award to each Eligible Director then serving on the Board. The number of shares of Restricted Stock constituting any such Award to any such Eligible Director shall be determined by dividing the Accrued Retirement Benefit owed to such Eligible Director by the Fluor Stock Price on the Plan Effective Date. The Committee shall also grant to each Eligible Director that is a member of the Board during all or any portion of each calendar year during the term of the Plan (including the calendar year in which the Plan Effective Date occurs) an Award of 500 shares of Restricted Stock, which grant shall be made in respect of any calendar year on the date of the first regularly scheduled meeting of the Board during such calendar year occurring concurrently with or after such Eligible Director's appointment to the Board.

  Each Award granted hereunder must be granted within ten years from the effective date of the Plan. The Awardee shall be entitled to receive the Stock subject to such Award only if the Company and the Awardee, within 30 days after the date of the Award, enter into a written Restricted Stock Agreement dated as of the date of the Award, which Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan.

SECTION 5.2 CONSIDERATION FOR ISSUANCE

  No shares of Restricted Stock shall be issued to an Awardee hereunder unless and until the Committee shall have determined that consideration has been received by the Company, in the form of labor performed for or services actually rendered to the Company by the Awardee, having a fair value of not less than the then fair market value of a like number of shares of Stock subject to all of the herein provided conditions and restrictions applicable to Restricted Stock, but in no event less than the par value of such shares.

SECTION 5.3 RESTRICTIONS ON SALE OR OTHER TRANSFER

  Each share of Stock received pursuant to each Restricted Stock Agreement shall be subject to acquisition by Fluor Corporation, and may not be sold or otherwise transferred except pursuant to the following provisions:

    (a) The shares of Stock represented by the Restricted Stock Agreement shall be held in book entry form with the Company's transfer agent until the restrictions lapse in accordance with the conditions established by the Committee pursuant to Section 5.4 hereof, or until the shares of stock are forfeited pursuant to paragraph (c) of this Section 5.3. Notwithstanding the foregoing, the Awardee may request that, prior to the lapse of the restrictions or forfeiture of the shares, certificates evidencing such shares be issued in his name and delivered to him, and each such certificate shall bear the following legend:

      "The shares of Fluor Corporation common stock evidenced by this certificate are subject to acquisition by Fluor Corporation, and such shares may not be sold or otherwise transferred except pursuant to the provisions of the Restricted Stock Agreement by and between Fluor Corporation and the registered owner of such shares."

    (b) No such shares may be sold, transferred or otherwise alienated or hypothecated so long as such shares are subject to the restriction provided for in this Section 5.3.

    (c) All of the Awardee's Restricted Stock remaining subject to any restriction hereunder shall be forfeited to, and be acquired at no cost by, the Company in the event that the Committee determines that any of the following circumstances has occurred:

      (i) the Awardee has engaged in knowing and willful misconduct in connection with his or her service as a member of the Board;

      (ii) the Awardee, without the consent of the Committee, at any time during his or her period of service as a member of the Board, becomes a principal of, serves as a director of, or owns a material interest in, any business that directly or through a controlled subsidiary competes with the Company or any Subsidiary; or

      (iii) the Awardee does not stand for reelection to, or voluntarily quits or resigns from, the Board for any reason, except under circumstances that would cause such restrictions to lapse under
    Section 5.4.

SECTION 5.4 LAPSE OF RESTRICTIONS

  The restrictions imposed under Section 5.3 above upon Restricted Stock held by any Awardee will, as to any such Restricted Stock held by the Awardee for at least six months, lapse once the Awardee has completed six years of service on the Board and any of the following occurs:

    (a) the Awardee attains the Age for Board Retirement or obtains Board approval of early retirement in accordance with Section 5.5;

    (b) the Awardee dies or becomes permanently and totally disabled; or

    (c) any Change of Control occurs.

  In no event will the restrictions imposed under Section 5.3 lapse as to any shares of Restricted Stock awarded to any Awardee until the Awardee has held such shares for six months.

SECTION 5.5 EARLY RETIREMENT

  An Awardee who leaves the Board prior to the Age for Board Retirement may, upon application to and in the sole discretion of the Committee, be granted early retirement status.

SECTION 5.6 RIGHTS AS STOCKHOLDER

  Subject to the provisions of Section 5.3 hereof, upon the issuance to the Awardee of Restricted Stock hereunder, the Awardee shall have all the rights of a stockholder with respect to such Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

                                  ARTICLE VI

                              STOCK CERTIFICATES

SECTION 6.1 STOCK CERTIFICATES

  The Company shall not be required to issue or deliver any certificate for shares of Stock received as Restricted Stock pursuant to a Restricted Stock Agreement executed hereunder, prior to fulfillment of all of the following conditions:

    (a) the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

    (b) the completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall in its sole discretion deem necessary or advisable;

    (c) the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable; and

    (d) the lapse of such reasonable period of time following the execution of the Restricted Stock Agreement as the Committee from time to time may establish for reasons of administrative convenience.

                                  ARTICLE VII

                TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

SECTION 7.1 TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

  The Committee may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan provided that, if under applicable laws or the rules of any securities exchange upon which the Company's common stock is listed, the consent of the Company's stockholders is required for such amendment or modification, such amendment or modification shall not be effective until the Company obtains such consent, and provided, further, that no termination, amendment or modification of the Plan shall in any manner affect any Restricted Stock Agreement theretofore executed pursuant to the Plan without the consent of the Awardee.

                                 ARTICLE VIII

                                 MISCELLANEOUS

SECTION 8.1 ADJUSTMENT PROVISIONS

  (a) Subject to Section 8.1(b) below, if the outstanding shares of Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Section 2.4 and (ii) the number and kind of shares or other securities subject to the outstanding Awards.

  (b) Adjustments under Section 8.1(a) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interests will be issued under the Plan resulting from any such adjustments.

SECTION 8.2 CONTINUATION OF BOARD SERVICE

  Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Eligible Director any right to continue to serve on the Board.

SECTION 8.3 COMPLIANCE WITH GOVERNMENT REGULATIONS

  No shares of Stock will be issued hereunder unless and until all applicable requirements imposed by federal and state securities and other laws, rules, and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Stock pursuant hereto, the Company may require the employee to take any reasonable action to comply with such requirements.

SECTION 8.4 PRIVILEGES OF STOCK OWNERSHIP

  No director and no beneficiary or other person claiming under or through such employee will have any right, title, or interest in or to any shares of Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Stock, if any, that have been issued to such director.

SECTION 8.5 WITHHOLDING

  The Company may make such provisions as it deems appropriate to withhold any taxes the Company determines it is required to withhold in connection with any Award. The Company may require the director to satisfy any relevant tax requirements before authorizing any issuance of Stock to the director. Such settlement may be made in cash or Stock.

SECTION 8.6 NONTRANSFERABILITY

  An Award may be exercised during the life of the director solely by the director or the director's duly appointed guardian or personal representative. No Award and no other right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge, or charge of any nature.

SECTION 8.7 OTHER COMPENSATION PLANS

  The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees or directors of the Company or any Subsidiary.

SECTION 8.8 PLAN BINDING ON SUCCESSORS

  The Plan shall be binding upon the successors and assigns of the Company.

SECTION 8.9 SINGULAR, PLURAL; GENDER

  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

SECTION 8.10 HEADINGS, ETC., NO PART OF PLAN

  Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

                                   SCHEDULE A
                                       TO
                1997 FLUOR CORPORATION RESTRICTED STOCK PLAN FOR
                             NON-EMPLOYEE DIRECTORS

                          ACCRUED RETIREMENT BENEFITS

      ELIGIBLE DIRECTOR    ACCRUED RETIREMENT BENEFIT
      -----------------    --------------------------
      C. A. Campbell, Jr.           $ 20,118
      P. J. Fluor                     48,995
      D. P. Gardner                  104,503
      T. L. Gossage                        0
      W. R. Grant                    225,095
      B. R. Inman                    138,430
      R. V. Lindsay                  205,727
      V. S. Martinez                  22,042
      M. R. Seger                     85,713

Map illustrating directions to the Annual Meeting at the Fluor Daniel Houston, Texas office complex.

                          [LOGO OF FLUOR CORPORATION]

        PROXY/VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING MARCH 11, 1997

  The undersigned, a stockholder of FLUOR CORPORATION, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the year ended October 31, 1996; and, revoking any proxy previously given, hereby constitutes and appoints L. G. McCraw, H. K. Coble and L. N. Fisher, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of FLUOR CORPORATION standing in the name of the undersigned at the Annual Meeting of Stockholders of FLUOR CORPORATION, on Tuesday, March 11, 1997 at 9:00 A.M., and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

  THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AGAINST PROPOSAL 4. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY A 401(K) PLAN SPONSORED BY FLUOR CORPORATION OR A SUBSIDIARY, SUCH AS THE FLUOR CORPORATION SALARIED EMPLOYEES' SAVINGS INVESTMENT PLAN, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED BY THE TRUSTEE IN ITS DISCRETION.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

(continued and to be signed on reverse side)

                           - FOLD AND DETACH HERE -

THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES ON PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

1. ELECTION OF CLASS I DIRECTORS: DAVID P. GARDNER, THOMAS L. GOSSAGE, WILLIAM R. GRANT AND VILMA S. MARTINEZ.

   FOR ALL NOMINEES LISTED (EXCEPT
     AS MARKED TO THE CONTRARY)     [_]


   WITHHOLD AUTHORITY TO VOTE FOR
     ALL NOMINEES LISTED            [_]

   INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.




2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS AUDITORS FOR 1997.

              FOR       AGAINST        ABSTAIN
              [_]         [_]            [_]

3. APPROVAL OF THE 1997 FLUOR RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.

              FOR       AGAINST        ABSTAIN
              [_]         [_]            [_]

4. APPROVAL OF STOCKHOLDER PROPOSAL RELATING TO SHAREHOLDER RIGHTS PLANS.

              FOR       AGAINST        ABSTAIN
              [_]         [_]            [_]

5. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL POSTPONEMENTS OR ADJOURNMENTS THEREOF.


I PLAN TO ATTEND MEETING        [_]

COMMENTS/ADDRESS CHANGE         [_]
PLEASE MARK THE BOX IF YOU HAVE
WRITTEN COMMENTS OR AN ADDRESS
CHANGE ON THE REVERSE SIDE

SIGNATURE__________________SIGNATURE__________________________DATE______________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. CORPORATIONS AND PARTNERSHIPS SHOULD SIGN IN FULL CORPORATE OR PARTNERSHIP NAME BY AN AUTHORIZED OFFICER.

                           - FOLD AND DETACH HERE -


                     YOUR VOTE IS IMPORTANT TO THE COMPANY

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY/VOTING INSTRUCTION CARD, DETACH IT AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.